As filed with the Securities and Exchange Commission on January 6, 2015

Registration No. 333-184323

Registration No. 333-168276

Registration No. 333-135522

Registration No. 333-115675

Registration No. 333-115673

Registration No. 333-115671

Registration No. 333-88514

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-184323

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168276

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-135522

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-115675

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-115673

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-115671

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-88514

Chiquita Brands International, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	04-1923360
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

550 South Caldwell Street

Charlotte, NC 28202

(Address of Principal Executive Offices)

Lonergan Individual Plan

Chiquita Stock and Incentive Plan

Chiquita Stock and Incentive Plan (f/k/a Chiquita 2002 Stock Option and Incentive Plan)

Chiquita Savings and Investment Plan

Aguirre Individual Plan

Chiquita Brands International, Inc. Employee Stock Purchase Plan

Chiquita Brands International, Inc. Stock Unit Plan

(Full Title of the Plans)

Brian W. Kocher

President and Chief Executive Officer

550 South Caldwell Street

Charlotte, NC 28202

(980) 636-5000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Chiquita Brands International, Inc., (the “Registrant”), is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements.

(1)	Registration Statement No. 333-184323, filed with the Securities and Exchange Commission (the Commission”) on October 5, 2012, registering the offer and sale of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Lonergan Individual Plan;

(2)	Registration Statement No. 333-168276, filed with the Commission on July 22, 2010, registering the offer and sale of additional shares of the Registrant’s Common Stock issuable pursuant to Chiquita Stock and Incentive Plan;

(3)	Registration Statement No. 333-135522, filed with the Commission on June 30, 2006, registering the offer and sale of additional shares of the Registrant’s Common Stock issuable pursuant to Chiquita Stock and Incentive Plan;

(4)	Registration Statement No. 333-115675, filed with the Commission on May 20, 2004, registering the offer and sale of the Registrant’s Common Stock issuable pursuant to the Chiquita Savings and Investment Plan;

(5)	Registration Statement No. 333-115673, filed with the Commission on May 20, 2004, registering the offer and sale of the Registrant’s Common Stock issuable pursuant to the Aguirre Individual Plan;

(6)	Registration Statement No. 333-115671, filed with the Commission on May 20, 2004, registering the offer and sale of the Registrant’s Common Stock issuable pursuant to the Chiquita Brands International, Inc. Employee Stock Purchase Plan; and

(7)	Registration Statement No. 333-88514, filed with the Commission on May 17, 2002, registering the offer and sale of the Registrant’s Common Stock issuable pursuant to (i) Chiquita 2002 Stock Option and Incentive Plan, and (ii) the Chiquita Brands International, Inc. Stock Unit Plan.

On January 6, 2015, pursuant to the Agreement and Plan of Merger Agreement dated October 26, 2014 (the “Merger Agreement”), among the Registrant, Cavendish Global Limited, a private limited company incorporated under the laws of England and Wales (“Parent”), Cavendish Acquisition Corporation, a New Jersey corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of Article IX of the Merger Agreement, Burlingtown UK LTD, a company incorporated in England and Wales (“Burlingtown”) and Erichton Investments Ltd., a company incorporated in the British Virgin Islands (“Erichton” and, together with Merger Sub, Parent and Burlingtown, “Cutrale-Safra”), pursuant to which, among other things, Merger Sub merged with and into the Registrant (the “Merger”). As a result of the Merger, the Registrant as the surviving corporation became a wholly owned subsidiary of Parent, and the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on the 6th day of January 2015.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ Brian W. Kocher
Brian W. Kocher
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.